Protecting
Shareholder Value
December 18, 2009
RiskMetrics Group, Inc.

Information Concerning Forward Looking
Statements and Certain Other Information
Certain statements in this presentation may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s financial turnaround, profitability, operations and performance, statements regarding the Company’s 2006 - 2009 financial results, and the Company’s audits for
2006 - 2009. Although Taro Pharmaceutical Industries Ltd. believes the expectations reflected in such forward-looking statements to be based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ include industry and market conditions; changes in the Company’s financial position; regulatory actions; and other risks detailed from time to time in the Company’s SEC reports, including its
Annual Reports on Form 20-F. Forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update, change, or revise any forward-looking statements, whether as a result of new information, additional or subsequent developments or otherwise.
The Company cautions that the financial information presented herein does not constitute complete financial information, has not been reviewed by its independent auditors and is subject to possible change. However, subject to the preceding caveats, the Company believes that the information presented herein represents the best information currently available to Taro management.

Today’s Agenda
 • Critical Decision: Sun-Caraco or Taro?
 • Taro’s Financial Performance
 • Status of the Audit
 • Indemnification
 • Conclusion

Today’s Agenda
 • At our Annual Meeting Taro’s Board is
 nominated for re-election.
 • Sun advises shareholders to vote
 against the Taro Board.

Today’s Agenda
 • If the Board is not re-elected, Taro will
 be leaderless.
 • In the ensuing confusion, Sun may
 attempt to take control of Taro
 without paying a fair price to
 shareholders.

Sun-Caraco or Taro
 • In August 2009, RiskMetrics made the
 following recommendation to Caraco
 shareholders
 – Dilip Shanghvi  - WITHHOLD
 – G. Singh Sachdeva  - WITHHOLD

Sun-Caraco or Taro
• Here is what RiskMetrics said about
 Caraco in its report:
 – The board is not majority independent
 – 5 of 8 Caraco directors are Sun affiliated insiders
 – Several insiders attended less than 75% of
 meetings
 – RiskMetrics recommended withholding votes
 from insiders

Sun-Caraco or Taro
• After RiskMetrics recommended against the re-
 election of Mr. Shanghvi and Mr. Sachdeva, the
 following new facts came to light:
 1. Resignation of Mr. Ugeux
 2. Indian government investigation of letrozole
 3. Caraco’s manufacturing operations remain
 shut down by the FDA with no time table
 offered to reopen

Sun-Caraco or Taro
• Chairman of the independent directors committee,
 Georges Ugeux resigned, calling for an independent
 investigation:
 “. . . as I have reiterated consistently throughout the past several weeks, the basis for my disagreement is management’s and the majority shareholder’s absolute refusal to permit a focused independent look at corporate governance matters to determine if they contributed to the events leading up to the FDA seizure. In my view, what might be learned from such an exercise would provide an opportunity to re-
 evaluate and correct, if appropriate, corporate governance going forward for the benefit of all shareholders of the Company.”

Sun-Caraco or Taro
• In October 2009, India’s Drugs Technical Advisory Board, its highest body on technical matters pertaining to the pharmaceutical industry, said it would investigate whether appropriate approval procedures were followed in allowing Sun to market the cancer drug letrozole as a treatment for infertility, on the basis of clinical trials involving a study of only 55 women. Femara®, the branded form of letrozole, states in its package insert1 that “You should not take Femara® if you are premenopausal … as it may cause harm to an unborn child.” (Emphasis added)
 1. Femara’s® package insert states: “You should not take Femara® if you are premenopausal. Your doctor should discuss the need for adequate birth control if you have the potential to become pregnant, if you are not sure of your postmenopausal status, or if you recently became postmenopausal. Femara® is only indicated in postmenopausal women.…You should not take
 Femara® if you are pregnant as it may cause harm to an unborn child….”

Sun-Caraco or Taro
• Caraco’s manufacturing operations remain
 closed by the FDA.
• The FDA spokesperson, Mr. David Jaworski,
 stated that the FDA “…also observed poor
 decisions being made by the company’s
 management who are responsible for the
 quality of the drug products being
 manufactured.”

Sun-Caraco or Taro
• If Sun-affiliated directors are not good
 for Caraco, then they will not be good
 for Taro.
• It is important that you recommend a
 vote "For" the current Board to prevent a
 Sun takeover of Taro at an unfair price.

Taro’s Financial Performance

Impressive Financial Performance
Strong Platform for Profitable Growth
• Eleven consecutive quarters of profitability, significant
 financial and operational improvements
• Across the board improvements in key drivers, including Net
 Sales, Gross Profit, Net Income, Debt Reduction and Cash
• In a difficult economic environment impacting companies
 around the world, Taro’s business is performing well
• Taro continues to perform independent research on both
 generic and novel drugs

Net Sales, Gross Profit, Net Income (Loss)

US Dollars in Thousands
$400,000
$350,000
$300,000
$250,000
$200,000
$150,000
$100,000
$50,000
$-
$(50,000)
$(100,000)

	Dec 31, 2006	Dec 31, 2007	Dec 31, 2008
Net Sales	$252,000	$315,000	$339,000
Gross Profit	$125,000	$181,000	$191,000
Net Income	$(86,000)	$29,000	$50,000

Impressive Financial Performance
Strong Platform for Profitable Growth
The financial information presented here is unaudited and subject to further review, however it represents the best information currently available to management.

49.6%
57.5%
56.3%

Net Sales, Gross Profit, Net Income

$300,000
$250,000
$200,000
$150,000
$100,000
$50,000
$-
US Dollars in Thousands

	Sept Y-T-D 07	Sept Y-T-D 08	Sept Y-T-D 09
Net Sales	$231,800	$256,637	$275,566
Gross Profit	$125,800	$140,836	$155,308
Net Income	$14,200	$33,116	$33,321

Impressive Financial Performance
Strong Platform for Profitable Growth

 The financial information presented here is unaudited and subject to further review, however it represents the best information currently available to management.

$120,000
$100,000
$80,000
$60,000
$40,000
$20,000
$-
In thousands
$16,932
$45,178
$79,410
$111,017
Dec 31, 2006
Dec 31, 2007
Dec 31, 2008
Sept 30 2009

Impressive Financial Performance
Strong Balance Sheet - Cash
Prudent cash management has resulted in a marked improvement in the
Company’s cash position
The Company’s cash position at year-end 2007 includes cash received as a result of the private placement sale of securities to Sun Pharmaceutical Industries Ltd. (“Sun”) in May and July 2007.  The Company’s cash position as of December 31, 2008 and September 30, 2009 includes $6.25 million in restricted cash deposits.

Net Debt Position
in millions
$230
$210
$190
$170
$150
$130
$110
$90
$70
$50
$216.7
$162.5
$163.8
$158.5
$158.6
$138.0
$123.3
$105.4
$99.9
$87.8
$58.2
Mar '07
June '07
Sept '07
Dec '07
Mar '08
June '08
Sept '08
Dec '08
Mar '09
June '09
Sept '09

Impressive Financial Performance
Cash Increased, Debt Reduced
The increase in cash combined with a reduction in our total debt is the strongest confirmation of our growing sales, profitability and effective cash management
Net debt is defined as total debt offset by the value of hedging instruments, less cash and cash equivalents. The reduction in net debt from March 2007 to June 2007 was primarily attributable to net cash generated by financing activities - in particular, the private placement sale of securities in the net amount of approximately $56.4 million to Sun.

FDA Approvals - Cumulative (Since 1984)
Total Approvals
140
120
100
80
60
40
20
0
1984
1985
1986
1987
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009

19

New Products - Investing in R&D and
Regulatory Approvals
Over the past 50 years Taro has built a strong record of operational achievements:
• Approval of 124 Abbreviated and New Drug Applications in the U.S. alone since 1984
• Effective R&D platform; strong product pipeline; patents for new treatments of diseases where no effective treatments are available
• Vertical integration of key product lines
• Leadership in generic and proprietary niche topical dermatologic products

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Taro vs Caraco Past 2 years
Green - Caraco
Red - S&P 500
Blue - Taro

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21

Taro vs Caraco and S&P - 15+Yr Trend
Green - S&P 500
Red - Caraco
Blue - Taro

Indemnification

Indemnification
• Importance of indemnification
• Existing indemnification
• Ratification proposed as a result of Sun’s
 lawsuit

Indemnification of Directors
• In 2005 shareholders approved indemnification of
 directors to “the fullest extent permitted by law.”
• The current proposal is for ratification of existing
 indemnification and does not add anything beyond
 “the fullest extent permitted by law.”

Indemnification of Directors
Under Israeli Law
• Under Israeli law, indemnification may not be provided
 in the following instances:
 – For violations of a director’s duty of care committed
 intentionally or recklessly (except when committed by
 negligence only)
 – For breach of a director’s duty of loyalty to the company (unless in good faith and with reasonable grounds to assume that the action in question would not harm the best interests of the company)
 – For a fine or forfeiture imposed on the director
 – For an act performed with the intention to obtain a personal profit unlawfully

Indemnification of Directors
• The only reason we are asking shareholders to ratify our
 existing indemnification at this time is in response to the frivolous lawsuit filed against Taro and its directors by Sun, which challenges their right to indemnification - something that virtually all directors of public corporations enjoy.
 Whether or not the indemnification proposal is passed at this year's meeting, our board will have the benefit of the
 indemnity approved in 2005 - the only difference is that we will have to spend additional funds to defeat Sun's baseless challenge to the indemnity, which Sun has brought to serve
 its own self-interest.

Why is Indemnification Important ?
•  A standard of good governance in public companies in the U.S.
    and Israel
•  Allows directors to exercise their duty of care in good faith without fear of personal liability
•  Insulates directors from threats and intimidation

Status of the Audit

Status of the Audit
• We understand the shareholder frustration with the
 lack of audited financials. We share that frustration.
• Our audits for 2006 and the restated years of 2005
 and 2004 are almost complete.
• With 2006 completed, it should be much less time
 consuming to finish 2007, 2008 and 2009.
• Relisting will be requested promptly thereafter.

Conclusion
• The Taro directors will be better for the
 shareholders than the Sun-Caraco alternative
• The Company has been performing well with
 this Board
• In order to continue to protect shareholder
 value, we ask that you recommend that
 shareholders vote “For” the items listed in the
 Company’s proxy for the upcoming December
 shareholders meeting